Exhibit 99.1

KIRKLAND’S REPORTS FOURTH QUARTER AND FISCAL YEAR 2021 RESULTS

– Fourth Quarter and Fiscal Year Results In-Line with Expectations –

NASHVILLE, Tenn. (March 17, 2022) — Kirkland’s, Inc. (Nasdaq: KIRK) (“Kirkland’s” or the “Company”), a specialty retailer of home décor and furnishings, announced financial results for the 13 and 52-week periods ended January 29, 2022.

Q4 2021 Highlights

•	Comparable sales declined 8.5%.
•	GAAP EPS of $0.91 and adjusted EPS of $0.84, which included over $0.70 of year-over-year incremental freight cost.
•	Repurchased $7.5 million of shares in the quarter.
•	Ended the year with a cash balance of $25.0 million, no outstanding debt and total liquidity of $99.7 million.

Fiscal Year 2021 Highlights

•	Grew net sales by 2.7% with comparable sales increasing 5.6%.
•	Increased furniture sales by $3.9 million, or 4.9% with average ticket growth of 25.6%.
•	Grew gross profit margin by 200 basis points with over 500 basis points, or $30 million of year-over-year incremental freight cost.
•

GAAP EPS of $1.51 and adjusted EPS of $1.40 increased 34.8% and 47.4%, respectively, and marked Kirkland’s most profitable year in over ten years despite increasing freight and labor costs and inventory challenges.

•	Adjusted EBITDA improved by 12.3% to $47.8 million.
•	Repurchased $37.3 million of shares in the fiscal year, or 13% of Kirkland’s outstanding shares.
•	Opened four new stores and closed 16 to end the year with 361 stores.

Management Commentary

“Despite fiscal 2021 being an unpredictable year, I’m very proud of what our team was able to accomplish within our transformation strategy,” said Steve “Woody” Woodward, president and CEO of Kirkland’s. “As we’ve previously disclosed, the fourth quarter’s holiday shopping season had its challenges with inconsistent traffic patterns and broader supply chain constraints that impacted our financial results. However, our team executed on what we could control, and our results for the quarter and fiscal year were in-line with the expectations we laid out in December.

“So far in fiscal 2022, we’ve started rolling out our new furniture merchandise as we continue to evolve into a true home furnishings specialty retailer, offering high-quality, high-styled merchandise at a value price point. In fact, we held our first major furniture event in the first weeks of March, and we are pleased with the initial customer feedback we’ve received. With the anticipation that furniture will be one of our largest growth categories this year, we’re committed to having in-home delivery in place by the end of the second quarter and launching a customer acquisition campaign in some of our flagship markets, such as Nashville and Atlanta, to further support this growth category.

“Although we are confident in our merchandise-driven shifts, we are also remaining cognizant of the current state of the macro-environment, with inflation and global geopolitical unrest being top of mind for consumers. We believe the current macro-environment has dampened near-term discretionary spending across the consumer landscape, which has negatively affected our in-store and e-commerce traffic volumes. To ensure that we don’t alienate our core legacy customers with our merchandise transition during these uncertain times and as we allow our brand awareness to appropriately align with the shifts we’ve made, we are taking a more gradual approach to our new merchandise roll-out strategies in 2022. As a result, we are also extending the timeline in which we hope to achieve the financial targets that we’ve laid out.

“Overall, we firmly believe in our ability to accomplish the transformation strategy we’ve communicated. We have fortified our inventory position to support our furniture sales growth, we are continuing to strengthen digital capabilities to improve our omni-channel experience, we have reorganized in-store layouts to support our changing product mix, and we anticipate launching the initial phase of our rebranding to Kirkland’s Home by the end of the fiscal first quarter. While we expect ongoing macro constraints to impact our profitability and traffic in the near-term, we are confident in our capabilities to execute on what we can control within our key strategic initiatives and drive shareholder value over the long-term.”

Fourth Quarter 2021 Financial Results

Net sales in the fourth quarter of 2021 were $176.2 million, with 3% fewer stores, compared to $194.9 million in the prior year quarter. Comparable same-store sales decreased 8.5%, including a 9.1% decline in e-commerce sales. The decrease was primarily driven by late-arriving holiday products that resulted in a decline in traffic and conversion in both channels.

Gross profit in the fourth quarter of 2021 was $58.7 million, or 33.3% of net sales, compared to $74.0 million, or 38.0% of net sales, in the prior year quarter. The decline was primarily a result of the cost impact from global supply chain constraints, including an increase in freight costs, along with the aforementioned decline in net sales.

Operating income in the fourth quarter of 2021 was $14.0 million compared to $28.2 million in the prior year quarter. The decrease was primarily a result of the aforementioned decline in net sales and increase in freight and supply chain costs, as well as an increase in marketing expenses.

EBITDA in the fourth quarter of 2021 was $18.9 million compared to $33.6 million in the prior year quarter. Adjusted EBITDA in the fourth quarter of 2021 was $20.3 million compared to $34.3 million in the prior year quarter.

Net income in the fourth quarter of 2021 was $12.5 million, or $0.91 diluted earnings per share, compared to $21.1 million, or $1.39 diluted earnings per share, in the prior year quarter. Adjusted net income in the fourth quarter of 2021 was $11.4 million, or $0.84 diluted earnings per share, compared to $21.5 million, or $1.42 diluted earnings per share, in the prior year quarter.

During the fourth quarter of 2021, the Company repurchased approximately 395,000 shares for $7.5 million at an average cost of $18.92 per share.

At January 29, 2022, the Company had a cash balance of $25.0 million and total liquidity of $99.7 million, with no outstanding debt under its $75 million senior secured revolving credit facility.

Fiscal Year 2021 Financial Results

Net sales in 2021 increased 2.7% to $558.2 million, with 3% fewer stores, compared to $543.5 million in 2020. Comparable same-store sales increased 5.6%, which included a 3.3% increase in e-commerce sales. The increase was primarily due to temporary store closures in the prior year due to the COVID-19 pandemic.

Gross profit in 2021 increased 9% to $188.4 million, or 33.8% of net sales, compared to $172.8 million, or 31.8% of net sales, in 2020. The improvement was primarily a result of the aforementioned increase in net sales.

Operating income in 2021 increased significantly to $25.3 million compared to $8.3 million in 2020. This increase was primarily driven by the aforementioned prior year temporary store closures and corresponding 2021 sales leverage, along with 2020 including a $9.4 million asset impairment charge.

EBITDA in 2021 increased 45% to $45.8 million compared to $31.5 million in 2020. Adjusted EBITDA in 2021 increased 12% to $47.8 million compared to $42.6 million in 2020.

Net income in 2021 increased 32% to $22.0 million, or $1.51 diluted earnings per share, compared to $16.6 million, or $1.12 diluted earnings per share, in 2020. Adjusted net income in 2021 increased 45% to $20.4 million, or $1.40 diluted earnings per share, compared to $14.1 million, or $0.95 diluted earnings per share, in 2020.

During fiscal 2021, the Company repurchased approximately 1.8 million shares, or 13% of the Company’s outstanding shares, for $37.3 million at an average cost of $20.61 per share. As of January 29, 2022, there is $32.6 million remaining under the Company’s share repurchase plan.

Strategic Initiatives and Updated Financial Targets

Kirkland’s key strategic initiatives include:

•

Accelerating product development to reinforce quality and relevancy as the Company continues its transformation into a specialty retailer where customers are able to furnish their entire home on a budget;

•	Bolstering its omni-channel strategy via website enhancements, more focused marketing spend, an expanded online assortment, and an improved in-store experience;
•	Improving the customer experience with the Company’s re-launched loyalty program, extended credit options and broadened delivery options; and
•	Utilizing its leaner infrastructure to be nimbler to changes in consumer preference and buying behaviors.

Kirkland’s now expects a slower pace of its merchandise-driven transformation strategy due to current macro-environment conditions affecting consumer sentiment. As such, the Company is extending its timelines to achieve the financial targets for gross profit margin, EBITDA as a percentage of sales and operating income as a percentage of sales. Kirkland’s updated financial targets include:

•

Comparable sales growth, driven by e-commerce, merchandise improvements and brick-and-mortar store productivity. The Company expects e-commerce to continue to grow as a percent of its total business to over 50% of sales. The Company also intends to focus on improving the contribution of its remaining store base, which is an integral part of its omni-channel strategy and supports improved profitability of its e-commerce sales.

•

Increasing gross margin by continuing with the Company’s current discipline of limited promotional offers, expanding direct sourcing, improving supply chain efficiency and reducing occupancy costs. With improved merchandise quality and to support a better customer experience, the Company will continue to move towards more targeted promotions. Direct sourcing is expected to increase from approximately 36% of purchases in 2021 to 70% by 2025. With these improvements, continued efficiencies in the Company’s supply chain and lower occupancy costs, Kirkland’s goal is to improve its annual gross profit margin to a mid-to-high 30% range over the next two-to-three years.

•

Improving profitability by leveraging the leaner infrastructure with comparable sales growth. The Company believes its ideal store count should be approximately 350 stores. With approximately $45 million in annualized operating expenses eliminated from the business in 2020, the Company expects annual EBITDA as a percentage of net sales to be in the low-to-mid double-digit range in the next two-to-three years and annual operating income as a percentage of net sales to be in the high-single-digit range in the next two-to-three years.

•	Maintaining adequate liquidity and generating free cash flow, while continuing to invest in key strategic initiatives, and returning excess cash to Kirkland’s shareholders.

The key strategic initiatives and financial targets are based on current information as of March 17, 2022, and are dependent on, among other things, consumer preferences, economic conditions and Kirkland’s own successful execution of these initiatives. The information on which these initiatives and financial targets is based is subject to change, and investors are cautioned that the Company may update the initiatives and targets, or any portion thereof, at any time for any reason.

Investor Conference Call and Web Simulcast

Kirkland’s management will host a conference call to discuss its financial results for the fourth quarter and full year ended January 29, 2022, followed by a question-and-answer period with Steve Woodward, president and CEO, and Nicole Strain, CFO and COO.

Date: Thursday, March 17, 2022

Time: 9:00 a.m. Eastern time

Toll-free dial-in number: (855) 560-2577

International dial-in number: (412) 542-4163

Conference ID: 1222189

Please call the conference telephone number 10-15 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.kirklands.com. The online replay will follow shortly after the call and continue for one year.

A telephonic replay of the conference call will be available after the conference call through March 24, 2022.

Toll-free replay number: (877) 344-7529

International replay number: (412) 317-0088

Replay ID: 1222189

About Kirkland’s, Inc.

Kirkland’s, Inc. is a specialty retailer of home furnishings in the United States, currently operating 360 stores in 35 states as well as an e-commerce website, www.kirklands.com. The Company provides its customers an engaging shopping experience characterized by a curated, affordable selection of home furnishings along with inspirational design ideas. This combination of quality and stylish merchandise, value pricing and a stimulating online and store experience allows the Company’s customers to furnish their home at a great value. More information can be found at www.kirklands.com.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release, including all statements related to future initiatives, financial goals and expectations or beliefs regarding any future period, are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, risks associated with the Company’s progress and anticipated progress towards its long-term objectives, the timing of normalized macroeconomic conditions from the impacts of global geopolitical unrest and the novel coronavirus (“COVID-19”) pandemic, the success of the Company’s plans in response to the COVID-19 pandemic, the impact of COVID-19 on the Company’s revenues, inventory and supply chain, risks associated with the governments’ responses to the COVID-19 pandemic, the effectiveness of the Company’s marketing campaigns, risks related to changes in U.S. policy related to imported merchandise, particularly with regard to the impact of tariffs on goods imported from China and strategies undertaken to mitigate such impact, the Company’s ability to retain its senior management team, continued volatility in the price of the Company’s common stock, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, fluctuations in cost and availability of inventory, interruptions in supply chain and distribution systems, including our e-commerce systems and channels, the ability to control employment and other operating costs, availability of suitable retail locations and other growth opportunities, disruptions in information technology systems including the potential for security breaches of Kirkland’s or its customers’ information, seasonal fluctuations in consumer spending, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on March 26, 2021 and subsequent reports. Forward-looking statements included in this release are made as of the date of this release. Any changes in assumptions or factors on which such statements are based could produce materially different results. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

KIRKLAND’S, INC.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In thousands, except per share data)

	13-Week Period Ended
	January 29,	January 30,
	2022	2021
Net sales	$176,191	$194,918
Cost of sales	117,529	120,907
Gross profit	58,662	74,011
Operating expenses:
Compensation and benefits	24,605	25,412
Other operating expenses	18,295	18,447
Depreciation (exclusive of depreciation included in cost of sales)	1,714	1,622
Asset impairment	—	360
Total operating expenses	44,614	45,841
Operating income	14,048	28,170
Other income, net	(21)	(17)
Income before income taxes	14,069	28,187
Income tax expense	1,617	7,103
Net income	$12,452	$21,084
Earnings per share:
Basic	$0.97	$1.48
Diluted	$0.91	$1.39
Weighted average shares outstanding:
Basic	12,816	14,273
Diluted	13,623	15,196

KIRKLAND’S, INC.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In thousands, except per share data)

	52-Week Period Ended
	January 29,	January 30,
	2022	2021
Net sales	$558,180	$543,496
Cost of sales	369,752	370,658
Gross profit	188,428	172,838
Operating expenses:
Compensation and benefits	84,931	85,569
Other operating expenses	70,786	63,290
Depreciation (exclusive of depreciation included in cost of sales)	6,612	6,305
Asset impairment	754	9,387
Total operating expenses	163,083	164,551
Operating income	25,345	8,287
Other (income) expense, net	(24)	195
Income before income taxes	25,369	8,092
Income tax expense (benefit)	3,343	(8,547)
Net income	$22,026	$16,639
Earnings per share:
Basic	$1.61	$1.18
Diluted	$1.51	$1.12
Weighted average shares outstanding:
Basic	13,670	14,159
Diluted	14,615	14,880

KIRKLAND’S, INC.

UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	January 29,	January 30,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$25,003	$100,337
Inventories, net	114,029	62,083
Prepaid expenses and other current assets	10,537	8,278
Total current assets	149,569	170,698
Property and equipment, net	49,997	63,410
Operating lease right-of-use assets	124,684	147,334
Other assets	6,939	5,670
Total assets	$331,189	$387,112
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$62,535	$55,173
Accrued expenses	30,811	37,454
Operating lease liabilities	41,268	44,973
Total current liabilities	134,614	137,600
Operating lease liabilities	111,021	148,976
Other liabilities	4,428	5,614
Total liabilities	250,063	292,190
Net shareholders’ equity	81,126	94,922
Total liabilities and shareholders’ equity	$331,189	$387,112

KIRKLAND’S, INC.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

	52-Week Period Ended
	January 29,	January 30,
	2022	2021
Cash flows from operating activities:
Net income	$22,026	$16,639
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation of property and equipment	20,431	23,256
Amortization of debt issuance costs	91	93
Impairment charge	754	9,387
Loss on disposal of property and equipment	195	87
Stock-based compensation expense	1,667	1,171
Deferred income taxes	—	1,525
Changes in assets and liabilities:
Inventories, net	(51,946)	32,591
Prepaid expenses and other current assets	(1,949)	(1,654)
Accounts payable	6,455	(2,883)
Accrued expenses	(6,643)	6,803
Income taxes (refundable) payable	(310)	1,959
Operating lease assets and liabilities	(19,412)	(8,573)
Other assets and liabilities	(2,144)	(1,838)
Net cash (used in) provided by operating activities	(30,785)	78,563
Cash flows from investing activities:
Proceeds from sale of property and equipment	68	209
Capital expenditures	(7,128)	(8,698)
Net cash used in investing activities	(7,060)	(8,489)
Cash flows from financing activities:
Borrowings on revolving line of credit	—	40,000
Repayments on revolving line of credit	—	(40,000)
Debt issuance costs	—	(26)
Cash used in net share settlement of stock options and restricted stock	(379)	(60)
Proceeds received from employee stock option exercises	177	360
Employee stock purchases	—	35
Repurchase and retirement of common stock	(37,287)	(178)
Net cash (used in) provided by financing activities	(37,489)	131
Cash and cash equivalents:
Net (decrease) increase	(75,334)	70,205
Beginning of the year	100,337	30,132
End of the year	$25,003	$100,337

Supplemental schedule of non-cash activities:
Non-cash accruals for purchases of property and equipment	$1,303	$396

Non-GAAP Financial Measures

To supplement our unaudited consolidated condensed financial statements presented in accordance with generally accepted accounting principles (“GAAP”), this earnings release and the related earnings conference call contain certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted operating income, adjusted net income and adjusted diluted earnings per share. These measures are not in accordance with, and are not intended as alternatives to, GAAP financial measures. The Company uses these non-GAAP financial measures internally in analyzing our financial results and believes that they provide useful information to analysts and investors, as a supplement to GAAP financial measures, in evaluating the Company’s operational performance.

The Company defines EBITDA as net income or loss before interest, provision for income tax, and depreciation and amortization, adjusted EBITDA as EBITDA with non-GAAP adjustments and adjusted operating income as operating income with non-GAAP adjustments. The Company defines adjusted net income and adjusted diluted earnings per share by adjusting the applicable GAAP financial measures for non-GAAP adjustments.

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meanings prescribed by GAAP. Use of these terms may differ from similar measures reported by other companies. Each non-GAAP financial measure has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

The following table shows a reconciliation of operating income to EBITDA, adjusted EBITDA and adjusted operating income for the 13 week and 52 week periods ended January 29, 2022 and January 30, 2021 and a reconciliation of net income and diluted earnings per share to adjusted net income and adjusted diluted earnings per share for the 13-week and 52-week periods ended January 29, 2022 and January 30, 2021:

KIRKLAND’S, INC.

UNAUDITED NON-GAAP MEASURE RECONCILIATION

(In thousands, except per share data)

	13-Week Period Ended		52-Week Period Ended
	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Operating income	$14,048	$28,170	$25,345	$8,287
Depreciation and amortization	4,896	5,446	20,431	23,256
EBITDA	18,944	33,616	45,776	31,543
Non-GAAP adjustments:
Closed store and lease termination costs in cost of sales(1)	894	(440)	(738)	(1,135)
Asset impairment(2)	—	360	754	9,387
Stock-based compensation expense(3)	346	259	1,667	1,171
Severance charges(4)	68	271	361	1,161
Other costs included in operating expenses(5)	—	235	—	439
Total adjustments in operating expenses	414	1,125	2,782	12,158
Total non-GAAP adjustments	1,308	685	2,044	11,023
Adjusted EBITDA	20,252	34,301	47,820	42,566
Depreciation and amortization	4,896	5,446	20,431	23,256
Adjusted operating income	$15,356	$28,855	$27,389	$19,310

Net income	$12,452	$21,084	$22,026	$16,639
Non-GAAP adjustments, net of tax:
Closed store and lease termination costs in cost of sales(1)	676	(307)	(553)	(840)
Asset impairment(2)	(3)	21	565	6,948
Stock-based compensation expense, including tax impact(3)	201	95	628	1,177
Severance charges(4)	51	176	271	859
Other costs included in operating expenses(5)	—	170	—	325
Total adjustments in operating expenses	249	462	1,464	9,309
Tax valuation allowance(6)	(1,982)	(1,748)	(2,501)	1,292
CARES Act - net operating loss carry back(7)	—	2,052	—	(12,276)
Total non-GAAP adjustments, net of tax	(1,057)	459	(1,590)	(2,515)
Adjusted net income	$11,395	$21,543	$20,436	$14,124

Diluted earnings per share	$0.91	$1.39	$1.51	$1.12
Adjusted diluted earnings per share	$0.84	$1.42	$1.40	$0.95

Diluted weighted average shares outstanding	13,623	15,196	14,615	14,880

(1)

Costs associated with closed stores and lease termination costs, including gains on lease terminations, amounts paid to third parties for rent reduction negotiations and lease termination fees paid to landlords for store closings.

(2)	Asset impairment charges include both right-of-use asset and property and equipment impairment charges.
(3)	Stock-based compensation expense includes amounts expensed related to equity incentive plans.
(4)	Severance charges include expenses related to severance agreements. This also includes permanent store closure compensation costs.
(5)	Other costs include executive transition costs and lease negotiation fees associated with a reduction in corporate rent.
(6)	To remove the impact of the change in the Company’s valuation allowance against deferred tax assets.
(7)

To remove the impact of the income tax benefit recorded in fiscal 2020 related to the carry back of fiscal 2019 and estimated fiscal 2020 federal net operating losses to prior periods as permitted under the Coronavirus Aid, Relief and Economic Security Act.